Exhibit 10.14

(English Translation)

Bank Loan Agreement

Bank	Ningbo Bank Shenzhen Branch ("Bank")
Borrower	Shenzhen TMK Power Industries Ltd. (深圳市三俊电池有限公司) ("Borrower")
Execution date	September 2, 2009
Principal	RMB 8 million.
Purpose	Working capital. The Borrower may not change the purpose of the loan without written consent by the Bank
Interest	The monthly interest rate is 0.531%. The interest is settled on a quarterly basis.
Repayment and Repayment in advance	The Borrower shall repay the loan according to the contract. Repayment in advance shall be approved by the Bank with at least one month notice in advance.
Representation by Borrower	•

The Borrower shall notify the Bank of any corporate change in writing 30 days advance, including restructuring, merger, demerger, establishing a joint venture, assets transfer, etc., which may affect the obligations under the contract and the interest of the Bank. The Borrower may not take the above mentioned actions without written approval of such changes by the Bank.

• The Borrower shall obtain written approval before providing a guarantee or mortgage with its primary asset for a third party, which could affect its performance under the loan agreement.

• The Borrower or its investor(s) may not withdraw the capital, transfer the assets or equity for the purpose of avoiding the debt owned to the Bank.

• The Borrower shall notify the Bank in advance in writing regarding the change of its name, legal representative, legal address, business scope.

• During the loan period, the Borrower may not pay dividends or provide security for a third party, or lend to a third party.

•

By the end of 2009, the total group financing may not exceed RMB 130 million and the revenue of the Borrower should exceed RMB 350 million, otherwise, the Bank is entitled to declare the loan accelerated.

Security	Mortgage plus guarantee. The mortgage contract and guarantee contract are signed independently.
Period	From August 21, 2009 to August 20, 2010
Liability for Breach	•

If the Borrower fails to observe the agreement, which causes damages or losses to the Bank, the Borrower shall pay liquidated damages which shall be calculated with the same method in the instance of delayed repayment.

• In case of delayed repayment, the Borrower will be charged with penalty calculated at the rate 50% higher than the loan rate.

• The Bank is entitled to request liquidated damages of 10% of the loan paid to the Borrower if the Borrower intentionally conceals any material facts or provides false information to the Bank.

• The Borrower shall be responsible for legal fees and other fees that occurred by the Bank to collect the debt through litigation if the Borrower breach the contract.
Governing law and Jurisdiction	The dispute will be solved through the court in the place where the Bank is located.